Exhibit 99.01

INNOVUS PHARMACEUTICALS ANNOUNCES ITS REVENUE GUIDANCE

SAN DIEGO, Ca..--(ACCESSWIRE)--

Innovus Pharmaceuticals, Inc. (OTCQB:INNV), a provider for over the counter men’s and women’s health products, will release its third quarter 2014 financial results on Friday, November 14, 2014 when it expects to file its Form 10-Q for the 2014 third quarter.

The Company currently expects to meet its revenue guidance of $1.2-1.5 million for the year ending December 31, 2014, its first year of revenues.

“We are pleased with the revenue growth the Company is experiencing which is a direct result of the Company’s execution of its international growth strategy to sign commercial partnerships for the expanded distribution of our products. Our current partners operate in 28 countries and will provide the Company a platform for continued growth. The Company projects its income to come from a balance of organic growth of both domestic and international sales through our commercial partners. Our pipeline remains robust and we anticipate adding additional products moving forward,” said Dr. Bassam Damaj, the Company’s President and CEO.

About Innovus Pharmaceuticals, Inc.

Headquartered in San Diego, Innovus Pharma is an emerging company in the over-the-counter male and female sexual dysfunction and vitality products. The Company generates revenues from its lead products Zestra® for female arousal, and EjectDelay™ for premature ejaculation, and has a total of five marketed products in this space including Sensum+™ (for sales outside the U.S. only), Zestra® Glide and Vesele®.

For more information, go to www.innovuspharma.com.

INNOVUS PHARMA’S FORWARD-LOOKING SAFE HARBOR

Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, receiving patent protection for any of its products, receiving approval or to be compliant with the requirements of any relevant regulatory authority relating to such products, to successfully commercialize such products, and to achieve its other development, commercialization, financial and staffing objectives including, but not limited to, achieving its fiscal year 2014 financial revenue goals.  Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein.  Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC.  Copies of these reports are available from the SEC's website or without charge from the Company.

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Innovus Pharma Contact:

Kevin Holmes

Chesapeake Group

info@chesapeakegp.com

T: 410-825-3930